Exhibit 99.1

Corporate Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101 USA	Kimberlee Sinclair Global Communications +1 651 236 5823 kimberlee.sinclair@hbfuller.com Maximillian Marcy Investor Relations +1 651 236 5062 max.marcy@hbfuller.com

NEWS	For Immediate Release	January 30, 2017

H.B. Fuller Company Acquires Wisdom Worldwide Adhesives

New business supports 2020 strategic growth plan

ST. PAUL, Minn. - H.B. Fuller Company (NYSE: FUL) announced today that, on January 27, 2017, it purchased the industrial adhesives business of Wisdom Worldwide Adhesives, a provider of adhesives for the packaging, paper converting, and assembly markets.

“We are pleased to welcome the employees and customers of this 140 year old company to H.B. Fuller. Wisdom’s highly successful go-to-market strategy, based on a focused product line, ultra-fast delivery and virtual service, will complement H.B. Fuller’s full value solutions. The acquisition will strengthen our leading position in this market segment within the Americas adhesive business,” said Jim Owens, president and CEO, H.B. Fuller. “The combination of H.B. Fuller and Wisdom provides significant cost synergy opportunities combined with some growth opportunities related to the complementary operating model and customer bases of the two companies. This acquisition will enhance and strengthen the delivery of our 2020 strategic plan commitments.”

Founded in 1875, Wisdom has been privately owned and operated by five consecutive generations of the Wisdom family and is headquartered in Elgin, Illinois. The company generated revenue and EBITDA of approximately $100 million and $11 million, respectively, in fiscal 2016. The business was purchased for $122 million and is expected to generate annual run rate synergies of approximately $6 million starting in 2018, which would make the purchase price multiple equal to approximately seven times Wisdom’s fiscal 2016 EBITDA on a post-synergy basis. H.B. Fuller expects the transaction to be modestly accretive to earnings in the first year. The business will be included in H.B. Fuller’s Americas Adhesives operating segment.

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About H.B. Fuller:

For 130 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2016 net revenue of $2.1 billion, H.B. Fuller’s commitment to innovation brings together people, products and processes that answer and solve some of the world’s biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in electronics, disposable hygiene, medical, transportation, clean energy, packaging, construction, woodworking, general industries and other consumer businesses. And our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at www.hbfuller.com and subscribe to our blog.

Safe Harbor for Forward-Looking Statements:
Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company's ability to effectively integrate and operate acquired businesses; the ability to effectively implement Project ONE; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company's relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company's SEC 10-K filing for the fiscal year ended December 3, 2016. All forward-looking information represents management's best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management's best estimates of these changes as well as changes in other factors have been included.